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Exhibit 5.1

April 19, 2012

Board of Directors

PQ Holdings, Inc.

1037 Eureka Place

Chula Vista, CA 91913

Re:

Form S-1 for PQ Holdings, Inc., a

Nevada corporation (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 with respect to the registration of 4,500,000 (Four Million, Five Hundred Thousand) newly issued shares of the Company's common stock, $.001 par value (collectively the “Shares”), for public sale by the Company.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.   The Certificate of Incorporation of the Company;

ii.  The Registration Statement and the Exhibits thereto; and

iii. Such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals of all copies submitted to me by the parties herein. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Based on the foregoing, I am of the opinion that the Shares, when issued according to the terms of the prospectus contained in this registration statement, will be duly and validly issued, duly authorized, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada and federal law as in effect on the date of the effectiveness of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement.

Sincerely,

/s/ William B. Haseltine

William B. Haseltine